Exhibit 99.1

Investor and Media Contact:
George L. Hernandez
SoftNet Systems, Inc.

415-354-3904
investors@softnet.com

Nasdaq to Continue Listing of SoftNet Systems, Inc.

SAN FRANCISCO—August 19, 2002—SoftNet Systems, Inc. (the “Company”) (Nasdaq: SOFN – news), today announced that it has received a determination from Nasdaq’s Listing Qualifications Panel concerning the Company’s continued listing on the Nasdaq National Market. Noting that the Company has negotiated a definitive agreement for the acquisition of an operating business, First Standard Holdings Corp. (“FSHC”), the Panel determined to continue the listing of the Company’s securities subject to the Company meeting certain conditions.

In order to maintain continued listing, the Company must file on or before August 31, 2002, a proxy statement with the SEC and Nasdaq evidencing its intent to seek shareholder approval for the acquisition of FSHC. Thereafter, the Company must submit to Nasdaq periodic updates with respect to the status of the proposed acquisition. In addition, on or before December 31, 2002, the Company must make a public filing with the SEC and Nasdaq evidencing consummation of the acquisition of FSHC. The Company must also then demonstrate its compliance with all Nasdaq National Market initial listing requirements. The Company intends to meet all of the conditions for continued listing, although certain matters, including the consummation of the FSHC acquisition which is subject to regulatory and shareholder approval, are beyond the Company’s control.

The Company announced the agreement to acquire FSHC in a press release dated July 30, 2002.

For more information about the Company, please visit www.softnet.com.

This press release contains forward-looking statements concerning the listing of the Company’s securities on the Nasdaq National Market. These forward-looking statements include, but are not limited to, statements containing the words “hope,” “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “intends,” “approximately” and like expressions and the negatives thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements, including the risks attendant to a growing business in a new industry as well as those risks described in the Company’s Quarterly and Annual Reports.